UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 3, 2007

IDEARC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32939	20-5095175
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, DFW Airport, Texas 75261

(Address of principal executive offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 3, 2007, the Human Resources Committee of the Board of Directors (the “Committee”) of Idearc Inc. (the “Company”) approved the adoption of the Idearc Inc. Executive Transition Plan (the “Plan”). The Plan became effective on April 3, 2007. The purpose of the Plan is to provide certain protections to covered senior executives in the event their employment is involuntarily terminated, including in connection with a change in control of the Company, which in general requires a 40% or more change in ownership of the Company. Plan participants include the President and Chief Executive Officer of the Company, the other named executive officers of the Company listed in the summary compensation table in the Company’s 2006 Proxy Statement and certain other senior executives of the Company (collectively, the “Executives”). The Plan will be administered by the Committee. A description of the material terms of the Plan follows below. This description is only a summary and is qualified in its entirety by reference to the Plan, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

If the Company terminates the employment of an Executive without cause within six months before or within one year after a change in control or if an Executive terminates employment for good reason within one year after a change in control, then the Executive is entitled to the following:

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single sum cash payment equal to a multiple (the “Severance Multiplier”) of one year’s base salary and the target short-term incentive award opportunity for the year in which the termination occurs (or, if greater, the actual short-term incentive award earned for the preceding year) (Severance Multiplier for the President and Chief Executive Officer is 3.0; Severance Multiplier for all other Executives is 2.0);

•	single sum cash payment equal to a pro rata portion of the Executive’s target short-term incentive award opportunity for the year in which the termination occurs;

•	the Executive’s outstanding Company long-term incentive awards will become fully vested, with the payout under a performance-based award being equal to the target amount; and

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other severance benefits including: (a) continued group health plan and life insurance participation for a number of months equaling 12 months multiplied by the Severance Multiplier, or, if continuing coverage is not permitted by the Company’s plan or applicable law, the Company will pay the cost of COBRA coverage; (b) perquisites (including flexible allowance and financial planning services) as were made available to the Executive during the 12 months preceding termination for the number of months equaling 12 months multiplied by the Severance Multiplier; (c) outplacement services, which will be made available for up to one year following termination of employment; and (d) excise tax gross up payments if severance payments and other benefits paid or provided in connection with a change in control exceed the Internal Revenue Code §280G threshold.

If the Company terminates the employment of an Executive without cause, unrelated to a change in control, then the Executive is entitled to receive the payments and benefits described above, except that (a) the Severance Multiplier for the President and Chief Executive Officer is 2.0 and the Severance Multiplier for all other Executives is 1.0, and (b) the vesting of the Executive’s outstanding Company long-term incentive awards is subject to the discretion of the Committee.

If an Executive’s employment terminates due to death or disability, the Executive (or the Executive’s beneficiary) is entitled to receive a cash payment equal to six months’ base salary plus a pro rata portion of the Executive’s target short-term incentive award opportunity for the year in which the termination occurs. A disabled Executive is also entitled to continuing group health coverage for up to two years. The vesting of the Executive’s outstanding Company long-term incentive awards is subject to the discretion of the Committee.

Upon termination, each Executive will be subject to non-disclosure, non-competition and non-solicitation covenants. An Executive who violates those covenants may be required to repay to the Company the payments and

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the value of benefits received under the Plan. In order to receive payments or benefits under the Plan, each Executive must execute a general release of claims in favor of the Company, its affiliates, and their officers, directors and employees.

The Committee may amend the Plan at any time and may terminate the Plan at any time after December 31, 2010, provided, however, that any such action that would have an adverse effect on the payments or benefits an Executive is entitled to receive under the Plan is not effective with respect to the Executive (a) if his or her employment terminates before or within six months after the date the action is taken and written notice thereof is furnished to the Executive or (b) prior to the first anniversary of a change in control if the action is taken (i) on the day of or subsequent to the change in control, (ii) prior to the change in control, but at the request of a third party participating directly or indirectly in the change in control, or (iii) otherwise in connection with or in anticipation of the change in control.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Idearc Inc. Executive Transition Plan, effective as of April 3, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEARC INC.

By:	/s/ William G. Mundy
Name:	William G. Mundy
Title:	Executive Vice President,
General Counsel and Secretary

Date: April 9, 2007

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Idearc Inc. Executive Transition Plan, effective as of April 3, 2007

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